Exhibit 10.1

Dated: October 22, 2022

SHAREHOLDERS’ AGREEMENT

AMONGST

RISEE ENTERTAINMENT HOLDINGS PRIVATE LTD.

AND

RELIANCE ENTERTAINMENT STUDIOS PRIVATE LIMITED

AND

INTERNATIONAL MEDIA ACQUISITION CORP.

SHAREHOLDERS’ AGREEMENT

This Shareholders’ Agreement (the “Agreement”) is executed at Delhi on October 22, 2022 (“Execution Date”),

BY AND AMONGST:

RISEE ENTERTAINMENT HOLDINGS PRIVATE LTD., a private limited company incorporated under the laws of India, bearing corporate identity number U74999MH2018PTC309252 and having its registered office at 502, Plot No. 91/94, Prabhat Colony, Santa Cruz (East) Mumbai, Mumbai City, Maharashtra - 400055, India (hereinafter referred to as the “Seller”, which expression shall, unless repugnant to the context or meaning thereof, mean and include its successors and permitted assigns) of the FIRST PART;

AND

RELIANCE ENTERTAINMENT STUDIOS PRIVATE LIMITED, a private limited company incorporated under the laws of India, bearing corporate identity number U22300MH2019PTC321407 and having its registered office at 8th Floor , 801/802 Lotus Grandeur, Veera Desai Road Extension, Oshiwara, Andheri West Mumbai, Mumbai City, Maharashtra - 400053, India (hereinafter referred to as the “Company”, which expression shall, unless repugnant to the context or meaning thereof, mean and include its successors and permitted assigns) of the SECOND PART;

AND

INTERNATIONAL MEDIA ACQUISITION CORP., a Delaware corporation bearing state file number 4749847 having its registered office at 1604 US Highway 130 North Brunswick, NJ 08902 (hereinafter referred to as the “Purchaser”, which expression shall, unless repugnant to the context or meaning thereof, mean and include its successors and permitted assigns) of the THIRD PART.

The Seller, the Company and the Purchaser are hereinafter collectively referred to as the “Parties”, and individually as “Party”.

WHEREAS:

A.	The Company, its Subsidiaries and/or Joint Ventures (the “Company Group”) are media and entertainment companies and the Company Group is engaged in the creation, acquisition, marketing and distribution of content across film, television, web and digital platforms, animation, games and new media, as also in related, ancillary and derivative products and services to the above which, without limitation, includes artist management, film production (including pre and post), media planning and buying services, licensing, merchandising, training and education, music, public performances, OTT platforms, import, export, trading in the media and entertainment sector (as conducted by the Company Group, the “Business”);

B.	Purchaser is a blank check company formed for the sole purpose of entering into a share exchange, asset acquisition, share purchase, recapitalization, reorganization or other similar business combination with one or more businesses or entities;

C.	Seller is the sole beneficial shareholder of the Company and owns beneficially and of record 100% of the Fully Diluted Share Capital of the Company;

D.	The Parties have executed a stock purchase agreement of even date (hereinafter referred to as the “SPA”) in accordance with which the Purchaser proposes to purchase the Company Shares (as defined hereunder) at the Purchase Price (as defined hereunder) and the Seller proposes to sell, transfer, convey, assign and deliver to the Purchaser, all rights, title and interest in and to the Company Shares, in a series of transactions, in the manner and method as stipulated under the SPA;

E.	The Purchaser and Seller are now desirous of recording their rights and obligations as Shareholders of the Company and are therefore executing this Agreement along with the Company to record their mutual understanding with respect to their inter se rights and obligations in the Company, the management of the Company and certain other matters pertaining to the operations of the Company.

NOW, THEREFORE, IN CONSIDERATION OF THE PREMISES AND THE MUTUAL PROMISES AND COVENANTS AS SET FORTH HEREUNDER AND OTHER GOOD AND VALUABLE CONSIDERATION, THE SUFFICIENCY OF WHICH HAS BEEN AGREED TO AND ACKNOWLEDGED, IT IS HEREBY AGREED BY AND BETWEEN THE PARTIES HERETO AS FOLLOWS:

1.	DEFINITIONS AND INTERPRETATION

1.1	Definitions

In this Agreement, unless the context otherwise requires, the terms and expressions when used with the first letter capitalized shall bear the meanings ascribed to them below.

(a)	“Act” shall mean the Companies Act, 2013, as amended from time to time;

(b)	“Acquisition” shall mean the purchase of the Company Shares by Purchaser in accordance with the terms of the SPA;

(c)	“Additional Agreements” shall mean the SPA, and any other documents, instruments and/or certificates which pertain to the Acquisition and have been specifically agreed by the Purchaser and Seller to be ‘Additional Agreements’;

(d)	“Additional Closing” shall have the meaning as ascribed to it under the SPA;

(e)	“Additional Closing Date(s)” shall mean the date(s) on which each Additional Closing occurs, in accordance with the terms of the SPA;

(f)	“Additional Company Shares” shall mean the Company Shares which shall be purchased by the Purchaser from the Seller on each Additional Closing Date as set forth under the SPA;

(g)	“Additional Purchase Price” shall mean the purchase price paid by the Purchaser for each purchase of Additional Company Shares as determined in accordance with the SPA;

(h)	“Affiliate” shall mean any Person that, directly or indirectly, through one or more intermediaries, Controls, is Controlled by, or is under common Control with a Party and shall include a Subsidiary, Joint Venture or a holding company of such Person;

(i)	“Agreement” shall mean this shareholders’ agreement entered into by the Parties, as may be amended from time to time, and shall include all the recitals, appendices and schedules to this shareholders’ agreement;

(j)	“Applicable Law” shall mean any applicable domestic or foreign, federal, state, provincial, municipal, local or other law, regulations, administrative orders, ordinance, constitution, decree, principles of common law, binding governmental policies, statute or treaty, and shall include notifications, guidelines, policies, directions, directive and orders of any statutory authority, board, tribunal or recognised Stock Exchange;

(k)	“Articles” shall mean the Articles of Association of the Company as on the Execution Date, as may be amended from time to time;

(l)	“Board” shall mean the board of Directors of the Company;

(m)	“Business Day” means any day other than a Saturday, Sunday or a legal holiday on which commercial banking institutions in New York, New York or Mumbai, India are authorized to close for business, excluding as a result of “stay at home”, “shelter-in-place”, “non-essential employee” or any other similar orders or restrictions or the closure of any physical branch locations at the direction of any Government Authority so long as the electronic funds transfer systems, including for wire transfers, of commercially banking institutions in New York, New York are generally open for use by customers on such day;

(n)	“Company Group” shall mean the Company, its Subsidiaries and its Joint Ventures;

(o)	“Company Shares” shall mean 10,000 (ten thousand) Shares of the Company, which shall comprise 100% of the Fully Diluted Share Capital of the Company, all of which are beneficially held by the Seller as on the Execution Date (and shall include any other Shares held by the Seller till such time that the Purchase Period is completed);

(p)	“Competitor” shall mean any Person who is engaged in a business activity which is identical or similar to the Business of the Company or the Company Group;

(q)	“Confidential Information” shall mean (i) all of the Company’s business plans, mechanisms, business related functions, activities and services, customer lists, knowledge of customer needs and preferences, trade secrets, details of any Intellectual Property Rights/proprietary information, business strategies, marketing strategies, methods of operation, tax records, markets, other valuable information and trade related information relating to the business and activities of the Company and information which are useful or necessary for the success of the Company’s business and activities, financial information, such as Company’s earnings, assets, debts, prices, pricing structure, estimates, volumes of customers, transaction details such as names or address, terms of services, contracts of particular transactions, or related information about Company employees, customers, potential customers; marketing information, such as details about ongoing or proposed marketing programs or agreements by or on behalf of the Company, projections, sales forecasts or results of marketing efforts or information about impending transactions; personnel information; and customer information, such as any compilation of past, existing or prospective customers, customers’ proposals or agreements between customers and status of customers’ accounts or credit, or related information about actual or prospective customers and (ii) similar information as stated above, pertaining to either of the Seller, Purchaser or the Company Group and (iii) any information pertaining to the Acquisition including the terms of this Agreement and the Additional Agreements;

(r)	“Control” of a Person shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract, or otherwise. “Controlled”, “Controlling” and “under common Control with” have correlative meanings;

(s)	“Damages” shall mean:
(i)	amounts paid in settlement, interest, court costs, costs of investigation, fees and expenses of attorneys, accountants, actuaries, and other experts, and other expenses of litigation or of any claim, default, or assessment;
(ii)	any and all monetary (or where the context so requires, monetary equivalent of) damages, fines, fees, penalties as applicable under Applicable Laws, losses, and out-of-pocket expenses (including without limitation any liability imposed under any award, writ, order, judgment, decree or direction passed or made by any Person); and
(iii)	any punitive, or other exemplary or extra contractual damages payable or paid in respect of any contract;

(t)	"Deadlock” shall have the meaning attributed to it under Clause 15.1 of this Agreement;

(u)	“Director(s)” shall mean the director(s) of the Company;

(v)	“Dispute” shall have the meaning attributed to it under Clause 14.1;

(w)	“Employees” shall mean individuals who are the confirmed/permanent employees of the Company;

(x)	“Encumbrance” shall mean (i) any mortgage, charge (whether fixed or floating), pledge, lien, hypothecation, assignment, deed of trust, security interest or other encumbrance of any kind securing, or conferring any priority of payment in respect of, any obligation of any Person, including without limitation, any right granted by a transaction which, in legal terms, is not the granting of security but which has an economic or financial effect similar to the granting of security under Applicable Law, (ii) any voting agreement, interest, option, pre-emptive rights, right of first offer, refusal or Transfer restriction in favour of any Person, except as already provided in the Articles and (iii) any adverse claim as to title, possession or use and “Encumber” shall be construed accordingly;

(y)	“Equity Share/s” shall mean any equity share that forms part of the Fully Diluted Share Capital of the Company;

(z)	“Existing Inter-Company Loans” shall have the meaning as ascribed to it under the SPA;

(aa)	“Fully Diluted Share Capital” shall mean the aggregate of the existing paid-up equity share capital of the Company and shall assume for such computation that all outstanding convertible securities (whether or not by their terms then currently convertible, exercisable or exchangeable), share options, warrants, including but not limited to any outstanding commitments to issue Shares at a future date, have been so converted, exercised or exchanged;

(bb)	“Government Authority(ies)” shall mean:
(a)	A government, whether foreign, federal, state, territorial or local which has or claims jurisdiction over either of the Parties or a department, office or ministry of such government acting in that capacity;
(b)	Any commission, agency, board or other governmental, semi-governmental, judicial, quasi-judicial administrative, monetary or fiscal authority, tribunal;

(cc)	“Initial Acquisition” shall mean the acquisition of the Initial Company Shares;

(dd)	“Initial Closing” shall have the meaning as ascribed to it under Clause 3.1 of the SPA;

(ee)	“Initial Company Shares” shall mean 3,920 (three thousand nine hundred and twenty) of the Company Shares, which shall comprise of 39.20% of the issued and outstanding Fully Diluted Share Capital of the Company, agreed to be acquired by the Purchaser at Initial Closing;

(ff)	“Intellectual Property” and “Intellectual Property Rights” and “IPR” shall mean all of the worldwide intellectual property rights and proprietary rights associated with any of the following, whether registered, unregistered or registrable, to the extent recognized in a particular jurisdiction: discoveries, inventions, ideas, technology, know-how, trade secrets, and Software, in each case whether or not patentable or copyrightable (including proprietary or confidential information, systems, methods, processes, procedures, practices, algorithms, formulae, techniques, knowledge, results, protocols, models, designs, drawings, specifications, materials, technical data or information, and other information related to the development, marketing, pricing, distribution, cost, sales and manufacturing) (collectively, “Trade Secrets”); trade names, trademarks, service marks, trade dress, product configurations, other indications of origin, registrations thereof or applications for registration therefor, together with the goodwill associated with the foregoing (collectively, “Trademarks”); patents, patent applications, utility models, industrial designs, supplementary protection certificates, and certificates of inventions, including all re-issues, continuations, divisionals, continuations-in-part, re-examinations, renewals, counterparts, extensions, and validations thereof (collectively, “Patents”); works of authorship, copyrights, copyrightable materials, copyright registrations and applications for copyright registration (collectively, “Copyrights”); domain names and URLs (collectively, “Domain Names”), social media accounts, and other intellectual property, and all embodiments and fixations thereof and related documentation and registrations and all additions, improvements and accessions thereto;

(gg)	“Joint Ventures” means the following entities: (a) Rohit Shetty Picturez LLP; (b) Select Flix LLP; (c) Window Seat Films LLP; (d) Y-Not Films LLP; (e) Film Hangar LLP; (f) Global Cinemas LLP; and (g) Plan C Studios LLP;

(hh)	“Key Employees” shall mean (a) any employee of the Company having an annual remuneration of at least INR 2,00,00,000 (Rupees two crores) per annum, (b) chief executive officer, chief operating officer, head of sales or business development, head of finance (or chief financial officer), head of technology, head of operations, head of (respective) products; and (c) any other employee as may be determined mutually by the Purchaser and the Seller;

(ii)	“Majority Shareholder” shall mean such Shareholder (i.e. either the Seller or Purchaser) holding more than 50% of the Fully Diluted Share Capital of the Company at the relevant point in time;

(jj)	“Material Provisions” means any provisions of Clause 2 (Management of the Company), Clause 3 (Shareholders Meetings) and Clause 6 (Lock in and Non Disposal Undertaking);

(kk)	“Memorandum” shall mean the Memorandum of Association of the Company, as on the Execution Date hereof;

(ll)	“Minority Shareholder” shall mean such Shareholder (i.e. either the Seller or Purchaser) who is not the Majority Shareholder at the relevant point in time;

(mm)	“Person” shall mean any natural person, limited or unlimited liability company, corporation, general partnership, limited partnership, proprietorship, trust, union, association, court, tribunal, agency, government, ministry, department, commission, self-regulatory organisation, arbitrator, board, or other entity, enterprise, authority, or business organisation;

(nn)	“Purchase Period” shall mean the period commencing on the Initial Closing and continuing until the earlier of: (a) Purchaser having purchased all of the Company Shares from the Seller in accordance with the SPA, or (b) the date on which the Purchaser fails to acquire the Company Shares (or any part thereof) in accordance with the terms (including timelines) mentioned in the SPA;

(oo)	“Purchase Price” shall have the meaning as ascribed to it under the SPA;

(pp)	“Representations and Warranties” shall mean the representations and warranties made and/or provided by the Parties to each other under the SPA and this Agreement, as the case may be;

(qq)	“Reserved Matters” shall mean the matters listed in Clause 2.17, for which any decision with respect to such matters would require prior written consent and which shall be subject to further conditions as stipulated under this Agreement;

(rr)	“Resolution Period” shall have the meaning attributed to it under Clause 14.1;

(ss)	“Rules” shall have the meaning attributed to it under Clause 14.1;

(tt)	“Rupees” or “INR” shall mean the lawful currency of the Republic of India;

(uu)	“Securities” means and includes any shares, scrips, bonds, derivates, options, warrants, debentures (convertible and non-convertibles), preference shares (convertible and non-convertible), bonds, units, rights, or any other securities, including securities which are directly or indirectly convertible into, or exercisable or exchangeable for shares of a company, whether or not then currently convertible, exercisable or exchangeable;

(vv)	“Share/s” shall mean any shares that forms part of the Fully Diluted Share Capital of the Company;

(ww)	“Shareholders” shall mean the existing shareholders of the Company at any time;

(xx)	“SPA” shall mean the stock purchase agreement of even date executed between the Seller, the Company and the Purchaser;

(yy)	“Subsidiary” shall mean, with respect to any Person, each entity of which more than 50% of the Shares or other equity or voting securities are owned directly or indirectly by such Person or such entity is otherwise Controlled by such Person owned, directly or indirectly, by such Person; and

(zz)	“USD” or “Dollar” shall mean the lawful currency of the United States of America.

1.2	Interpretation

Unless the context otherwise requires in this Agreement:

(a)	words importing persons or parties shall include firms and corporations and any organisations having legal capacity;
(b)	words importing the singular include the plural and vice versa where the context so requires;
(c)	all references to a number of Shares of a series or class of Shares shall be automatically adjusted to reflect any share splits, share combinations, share dividends, recapitalizations, reorganizations or the like occurring after the date hereof with respect to such series or class, as applicable;

(d)	reference to any law shall include such law as from time to time enacted amended, supplemented or re-enacted;
(e)	reference to any gender includes a reference to all other genders;
(f)	reference to the words “include” or “including” shall be construed without limitation;
(g)	reference to this Agreement or any other agreement, deed or other instrument or document shall be construed as a reference to such agreement, deed or other instrument or document as the same may from time to time be amended, varied supplemented or novated; and
(h)	the headings and titles in this Agreement are indicative only and shall not be deemed part thereof or be taken into consideration in the interpretation or construction hereof.

1.3	Other Definitions

All capitalized terms not defined in Clause 1.1 shall have the meanings assigned to them either in the other parts of the Agreement including in the introduction to, recitals of and body of this Agreement when defined by use in bold letters enclosed within quotes (“ ”);. Provided that in the absence of a definition being provided for a term, word or phrase used in this Agreement, no meaning shall be assigned to such term, word, phrase which derogates or detracts from, in any way, the intent of this Agreement.

2.	MANAGEMENT OF THE COMPANY

2.1	Directors:

The Company shall be managed by the Board of Directors.

2.2	Board Composition:

Immediately at Initial Closing, the Seller and the Company shall take all necessary actions to ensure that the Board shall be reconstituted to comprise of 5 (five) Directors, of which, subject to Section 2.17 of this Agreement, 3 (three) Directors shall be nominated by the Purchaser and 2 (two) Directors shall be nominated by the Seller.

The Purchaser hereby nominates and appoints Mr. Shibasish Sarkar, and any two other nominees of the Purchaser as decided by the Purchaser, as the initial nominee Director(s) of the Company who shall each serve for a term of 2 (two) years and may continue to serve as Directors subject to the approval, which shall not be withheld without a valid reason, and the requisite resolutions passed by the Board. The Director(s) nominated and appointed by the Purchaser shall hereinafter be referred to as the “Purchaser Director(s)”.

The Seller will have the right to nominate 2 (two) Directors onto the Board, who shall serve for a term of 2 (two) years and may continue to serve as Directors subject to the approval, which shall not be withheld without a valid reason, and the requisite resolutions passed by the Board (each hereinafter referred to as the “Seller Director”).

The right to nominate a Director (including an Additional Director) shall be deemed to include the right to nominate, replace or remove such Director. Any such representative appointed in place of the outgoing Director shall have the same status, and same rights as those enjoyed by the outgoing Director. In such an event, the Seller and the Purchaser (as the case may be) shall exercise their rights (including voting rights) in such manner so as to cause the appointment of such representative as a Director.

The Parties agree to vote in favour of the appointment of any Directors nominated pursuant to the terms of this Agreement.

So long as the Seller and/or Purchaser holds any Shares, the Seller and the Purchaser shall each be entitled to appoint 1 (one) observer to the Board (“Observer”), in addition to the Director(s) nominated by either Party. The Observer shall have the right to receive all notices relating to Board meetings. The Observer shall not be (i) considered for the constitution of a valid quorum for the meetings of the Board, and (ii) entitled to vote with respect to any resolution proposed to be passed at a meeting of the Board or by circulation.

2.3	Additional Directors

Additional Directors may be appointed to the Board subsequently from time to time but only with the prior written consent of the Seller and the Purchaser.

2.4	No Qualification Shares

A Director need not hold any qualification Shares in order to be on the Board.

2.5	Casual Vacancies

If any Director dies, resigns, vacates or is removed from office before his/her term expires, the resulting casual vacancy may be filled only by a nominee of the Shareholder who had originally appointed the Director vacating office, but any person so nominated, shall retain his/her office only so long as the vacating Director would have retained the same, if no vacancy had occurred.

2.6	Proceedings of Board

Subject to Clause 2.17 relating to the approval of certain Reserved Matters, the Board shall approve decisions or pass resolutions and grant consents only at meetings held in accordance with the procedures set out in this Clause 2.

2.7	Number of Board Meetings and Venue

The Board shall meet at least 4 (four) times in every calendar year and at least once in every calendar quarter. Meetings of the Board shall be held at such place, as the Directors may agree, from time to time. Subject to Applicable Laws, all reasonable expenses and costs incurred by the Directors to attend such meetings shall be borne by the Company. At each Board meeting, the Directors will mutually appoint one of them as the Chairman to preside over that meeting. The Chairman will have no casting or second vote. The Directors shall not receive a sitting fee for attending Board meetings. Each board meeting shall necessarily have a video conferencing facility in accordance with Applicable Law by which each director can attend, participate and vote in the Board meeting.

2.8	Convening Meetings of the Board

Any Director may, and the secretary of the Company, if so appointed, shall on the requisition of a Director, summon a meeting of the Board, in accordance with the notice and other requirements set out below.

2.9	Notice for Board Meetings

At least 7 (seven) calendar days prior written notice shall be given to each of the Directors of any meeting of the Board. Notice of Board Meetings shall be sent by email as well as in hard copy by over night courier and in such other manner as may be required by Applicable Law. A meeting of the Board may be held at shorter notice with prior written intimation to all Directors and the prior written consent of the both the Seller and Purchaser Director(s) (which may be signified by letter, facsimile or e-mail with receipt acknowledged).

2.10	Contents of Notice

Every notice convening a meeting of the Board shall set forth in full and sufficient detail each item of the business to be transacted thereat along with all supporting documents, and no item or business shall be transacted at such meeting, unless the same has been stated in full and in sufficient detail in the notice convening the meeting supported with all documents, except as otherwise consented to by all the Directors, or their respective alternate Directors. The draft resolutions and other documents for all matters to be considered at the Board meeting must be furnished to all the Directors at least 7 (seven) calendar days prior to the date of the proposed Board meeting, except where such meeting is called on shorter notice, in which case they must be furnished to all Directors as much in advance of the meeting as reasonably practical. The secretary of the Company shall prepare the notice for the meetings. If the secretary is unavailable, unwilling or unable to do so, the Director that summoned the meeting shall be responsible and liable to prepare and dispatch the notice.

2.11	Quorum for Board Meetings

The quorum for a Board meeting (including any adjourned Board meeting) shall be at least 3 (three) Directors which shall necessarily include one Seller Director. A meeting of the Board shall not be held or continued without the presence, at all times, of the quorum, unless (a) in case of Purchaser either of Purchaser Director(s) and (b) in case of the Seller Director, the Seller has expressly waived the requirement for his/her presence either in writing or by facsimile transmission.

If a quorum is not present within 30 (thirty) minutes of the scheduled time for any meeting of the Board or ceases to exist at any time during the meeting, then the meeting shall be adjourned, for a period determined by the Chairman, which period shall not be less than 7 (seven) calendar days (it being understood that the agenda for such adjourned meeting shall be the same as the agenda for the original meeting however, a fresh notice of at least 7 (seven) calendar days shall be sent informing the Directors of the next date of such adjourned meeting) (“First Adjourned Meeting”). If there is absence of quorum at the First Adjourned Meeting, then the Directors present at such First Adjourned Meeting (being at least 2 Directors) shall form the quorum provided that no agenda containing any Reserved Matter shall be discussed or voted upon at such First Adjourned Meeting.

Notice of each adjourned meeting shall be given to all Directors by facsimile transmission or e-mail with receipt acknowledged.

2.12	Committees of the Board

Subject to Clause 2.17, a committee of Directors (“Committee”), to whom any powers of the Board are delegated, can be appointed only by the Board. All Committees shall at all times have at least one (1) Seller Director as a member.

2.13	Circular Resolutions

The Board may act by written resolution, or in any other legally permissible manner, on any matter, except for matters, which by Applicable Law may only be acted upon at a meeting. Subject to any restrictions imposed by Applicable Law, no written resolution shall be deemed to have been duly adopted by the Board, unless such written resolution shall have been approved by the requisite majority of Directors, as provided in various sections in this Agreement, including where applicable Clause 2.17. If a Director does not convey his/her acceptance or rejection of the proposed resolution within 15 (fifteen) days from the date of receipt of the requisite documentation (including explanatory statements and supporting documents), he/she shall be deemed to have rejected the proposed resolution.

2.14	Alternate Directors

The Company, Purchaser and the Seller shall take all necessary steps to cause the Board to accept the appointment of an alternate Director of each of the Seller Director and the Purchaser Directors to act in such Director’s absence, subject to compliance with Applicable Law.

2.15	Decisions of the Board

Except in respect of matters referred to under Clause 2.17 of this Agreement, the questions arising at any meeting of the Board or decision by circular resolution shall be decided by a simple majority of votes.

2.16	Board Majority

The Parties acknowledge and agree that the Purchaser shall at all times, and subject to the terms of this Agreement, have the right to nominate the majority of the Board members from the Initial Closing onwards, and consequently exercise majority control over the Board of Directors.

2.17	Reserved Matters

Notwithstanding anything to the contrary contained in any other provision of this Agreement or any power conferred upon the Board by this Agreement, the Act or the Articles, but subject to Clause 11, neither the Company nor its Subsidiaries nor the respective Shareholders, Directors, officers, Committees, committee members, employees, agent nor any of their respective delegates (as the case may be) shall approve, authorize, or agree or commit to undertake any action with respect to any of the Reserved Matters in any manner, whether directly or indirectly, unless approved in writing by: (i) the Seller, or Seller Director(s) if such Reserved Matter is taken up for discussion at a Board or Committee meeting, from the Initial Closing till such time that the Purchaser has the right to nominate the majority of the Board seats in accordance with this Agreement; (ii) the Purchaser, or Purchaser Director(s) if such Reserved Matter is taken up for discussion at a Board or Committee meeting, in the event that the Seller obtains the right to constitute the majority of the Board in accordance with Clause 11; and (ii) the Minority Shareholder if such Reserved Matter is being considered at a Shareholders meeting. The list of Reserved Matters is as follows:

Part A:

(i)	(a) any modifications to the capital structure which includes permitting any transfer of shares, buy back of securities, any reduction of capital, issuance of bonus shares, rights issue, increase in paid up or authorised share capital; (b) any issue of any new Securities; (c) creation of options or warrants or other rights to subscribe to any Securities; (d) any reclassification of any existing Securities, splits, issuance of convertible debt; (e) any debt restructuring involving conversion into Equity Shares and redemption or repurchase of any Securities, in each case of the Company or any Subsidiaries of the Company;

(ii)	any change in the Memorandum and Articles of the Company or any of its Subsidiaries;

(iii)	any (a) restructuring, (b) acquisition, (c) demerger, and (d) merger or entering into any scheme of arrangement, in each case of the Company or any of its Subsidiaries;

(iv)	any reconstitution (such as conversion of the Company or any of its Subsidiaries into a public limited company, partnership or limited liability partnership etc.) or consolidation involving the Company and/or its Subsidiaries with any other entity;

(v)	voluntary liquidation or dissolution of the Company or any of its Subsidiaries;

(vi)	variation of any rights attaching to any Securities in the Company or any of its Subsidiaries;

(vii)	commencement of any new line of business, which is unrelated to the Business of the Company or any change in the Business of the Company or any of its Subsidiaries;

(viii)	availing of any debt by the Company above an amount of INR 500,00,00,000 (Rupees five hundred crores only) (which excludes any existing loans of up to INR 180 crores (Rupees one hundred and eighty crores only) availed by the Company from third party lenders);

(ix)	any (a) creation of Subsidiaries; or (b) entering into strategic partnerships/alliances/joint ventures that involve issue of Shares of the Company or outflow of capital or place limitations on the operations of the Company;

(x)	entering into any compromise with any of the creditors or any class of them by the Company with regard to any material debts;

(xi)	creation of any Encumbrance on any Securities, assets and investments (as the case may be) of the Company and/or the Subsidiaries, but excluding (a) any Encumbrance created with respect to availing debt of up to INR 500,00,00,000 (Rupees five hundred crores only) as referred to in item (viii) above, and (b) also excluding any Encumbrance created by the Purchaser on its shareholding in the Company and (c) creation of Encumbrance on any assets of the Company for the Purchaser to avail financing of up to USD 100,000,000 (one hundred million Dollars only), which amount shall be used solely for purchase of the Additional Shares or for repayment of the existing debt of the Company as on the date of execution of this Agreement;

(xii)	providing any guarantee, surety or indemnity by the Company and any of its Subsidiaries (as the case may be), other than those provided in the ordinary course of business of the Company;

(xiii)	acquiring or leasing or licensing any immoveable property for the Company and its Subsidiaries (as the case may be) except for in the ordinary course of business, in cases where the annual rental is more than INR 20,00,00,000 (Rupees twenty crores only) or the value of immovable property proposed to be acquired is more than INR 50,00,00,000 (Rupees fifty crores only);

(xiv)	sale, transfer or disposal, in any manner whatsoever, of any of the Securities, assets or investments of the Company and/or the Subsidiaries, above an amount of INR 200,00,00,000 (Rupees two hundred crores only);

(xv)	any change in registered office of the Company and any of its Subsidiaries;

(xvi)	granting any waivers, releases, entering into any settlement, accepting any claims or liabilities, pertaining to the Company or its Subsidiaries, other than settlement of existing claims against the Company as referred to in the Schedule of Liabilities i.e. Schedule 4.9(b) of the SPA;

(xvii)	undertaking any related party transaction with the Purchaser; and

(xviii)	any agreement to do any of the above.

Part B: Expanded List of Reserved Matters (in case of breach of the Material Provisions by Purchaser):

The following expanded list of Reserved Matters shall substitute the list stated under Part A in accordance with Clause 11.2, in the event that there is a default of the Material Provisions by the Purchaser:

(i)	(a) any modifications to the capital structure which includes permitting any transfer of shares, buy back of securities, any reduction of capital, issuance of bonus shares, rights issue, increase in paid up or authorised share capital; (b) any issue of any new Securities; (c) creation of options or warrants or other rights to subscribe to any Securities; (d) any reclassification of any existing Securities, splits, issuance of convertible debt; (e) any debt restructuring involving conversion into Equity Shares and redemption or repurchase of any Securities, in each case of the Company or any Subsidiaries of the Company;

(ii)	any change in the Memorandum and Articles of the Company or any of its Subsidiaries;

(iii)	any (a) restructuring, (b) acquisition, (c) demerger, and (d) merger or entering into any scheme of arrangement, in each case of the Company or any of its Subsidiaries;

(iv)	any reconstitution (such as conversion of the Company or any of its Subsidiaries into a public limited company, partnership or limited liability partnership etc.) or consolidation involving the Company and/or its Subsidiaries with any other entity;

(v)	voluntary liquidation or dissolution of the Company or any of its Subsidiaries;

(vi)	variation of any rights attaching to any Securities in the Company or any of its Subsidiaries;

(vii)	commencement of any new line of business, which is unrelated to the Business of the Company or any change in the Business of the Company or any of its Subsidiaries;

(viii)	availing of any debt by the Company above an amount of INR 50,00,00,000 (Rupees fifty crores only) (which shall exclude any loans and third party debt existing as on the date of occurrence of default of the Material Provisions as contemplated under Clause 11 of this Agreement);

(ix)	any (a) creation of Subsidiaries; or (b) entering into strategic partnerships/alliances/joint ventures that involve issue of Shares of the Company or outflow of capital or place limitations on the operations of the Company;

(x)	entering into any compromise with any of the creditors or any class of them by the Company with regard to any material debts;

(xi)	creation of any Encumbrance on any Securities, assets and investments (as the case may be) of the Company and/or the Subsidiaries except for the purposes of availing debt up to INR 50,00,00,000 (Rupees fifty crores only) as contemplated under sub-clause (viii) above;

(xii)	providing any guarantee, surety or indemnity by the Company and any of its Subsidiaries (as the case may be), other than those provided in the ordinary course of business of the Company;

(xiii)	issuing post-dated cheques, by the Company and any of its Subsidiaries (as the case may be);

(xiv)	appointment of any employee with a compensation of more than INR 2,00,00,000 (Rupees two crores only) per annum;

(xv)	change in the board of directors of the Company and its Subsidiaries (as the case may be);

(xvi)	acquiring or leasing or licensing any immoveable property for the Company and its Subsidiaries (as the case may be) except in the ordinary course of business, in cases where the annual rental is more than INR 10,00,00,000 (Rupees ten crores only) or the value of immovable property proposed to be acquired is more than INR 20,00,00,000 (Rupees twenty crores only);

(xvii)	change in any accounting policies of the Company and any of its Subsidiaries, unless otherwise required by Applicable Law;

(xviii)	undertaking any related party transaction;

(xix)	cessation or stoppage of Business (including temporary) or any part thereof;

(xx)	sale, transfer or disposal, in any manner whatsoever, of any of the Securities, assets or investments of the Company and/or the Subsidiaries, except in the ordinary course of business;

(xxi)	assignment of any contracts or agreements or right or benefit of the Company and/or its Subsidiaries including but not limited to IPR, except in the ordinary course of business;

(xxii)	constitution or delegation of powers to or terms of reference of any Committee of the Board including any amendment or change therein;

(xxiii)	any change in registered office of the Company and any of its Subsidiaries;

(xxiv)	entering into any transaction whereby the liabilities or obligations of the Company and its Subsidiaries (as the case may be) increase, except in the ordinary course of business;

(xxv)	granting any waivers, releases, entering into any settlement, accepting any claims or liabilities, pertaining to the Company or its Subsidiaries; and

(xxvi)	any agreement to do any of the above.

Part C: Expanded List of Reserved Matters (in case of default in payment of any Additional Purchase Price by the Purchaser):

The following expanded list of Reserved Matters shall substitute the list stated under Part A and/or Part B in accordance with Clause 11.2, in case of default in payment of any Additional Purchase Price by the Purchaser:

(i)	(a) any modifications to the capital structure which includes permitting any transfer of shares, buy back of securities, any reduction of capital, issuance of bonus shares, rights issue, increase in paid up or authorised share capital; (b) any issue of any new Securities; (c) creation of options or warrants or other rights to subscribe to any Securities; (d) any reclassification of any existing Securities, splits, issuance of convertible debt; (e) any debt restructuring involving conversion into Equity Shares and redemption or repurchase of any Securities, in each case of the Company or any Subsidiaries of the Company;

(ii)	any change in the Memorandum and Articles of the Company or any of its Subsidiaries;

(iii)	any (a) restructuring, (b) acquisition, (c) demerger, and (d) merger or entering into any scheme of arrangement, in each case of the Company or any of its Subsidiaries;

(iv)	any reconstitution (such as conversion of the Company or any of its Subsidiaries into a public limited company, partnership or limited liability partnership etc.) or consolidation involving the Company and/or its Subsidiaries with any other entity;

(v)	voluntary liquidation or dissolution of the Company or any of its Subsidiaries;

(vi)	variation of any rights attaching to any Securities in the Company or any of its Subsidiaries;

(vii)	commencement of any new line of business, which is unrelated to the Business of the Company or any change in the Business of the Company or any of its Subsidiaries;

(viii)	availing of any debt by the Company above an amount of INR 100,00,00,000 (Rupees one hundred crores only) (which shall exclude any loans and third-party debt, existing as on the date of occurrence of default in payment of any Additional Purchase Price, as contemplated under Clause 11 of this Agreement);

(ix)	any (a) creation of Subsidiaries; or (b) entering into strategic partnerships/alliances/joint ventures that involve issue of Shares of the Company or outflow of capital or place limitations on the operations of the Company;

(x)	entering into any compromise with any of the creditors or any class of them by the Company with regard to any material debts;

(xi)	creation of any Encumbrance on any Securities, assets and investments (as the case may be) of the Company and/or the Subsidiaries except for the purposes of availing debt up to INR 100,00,00,000 (Rupees one hundred crores only) as contemplated under sub-clause (viii) above;

(xii)	providing any guarantee, surety or indemnity by the Company and any of its Subsidiaries (as the case may be), except as may be provided in the ordinary course of business;

(xiii)	acquiring or leasing or licensing any immoveable property for the Company and its Subsidiaries (as the case may be) except for in the ordinary course of business, in cases where the annual rental is more than INR 10,00,00,000 (Rupees ten crores only) or the value of immovable property proposed to be acquired is more than INR 20,00,00,000 (Rupees twenty crores only);

(xiv)	cessation or stoppage of Business (including temporary) or any part thereof;

(xv)	sale, transfer or disposal, in any manner whatsoever, of any of the Securities, assets or investments of the Company and/or the Subsidiaries, except in the ordinary course of business;

(xvi)	assignment of any contracts or agreements or right or benefit of the Company and/or its Subsidiaries including but not limited to IPR, except for in the ordinary course of business;

(xvii)	constitution or delegation of powers to or terms of reference of any Committee of the Board including any amendment or change therein;

(xviii)	any change in registered office of the Company and any of its Subsidiaries;

(xix)	entering into any transaction whereby the liabilities or obligations of the Company and its Subsidiaries (as the case may be) increase, except in the ordinary course of business;

(xx)	granting any waivers, releases, entering into any settlement, accepting any claims or liabilities, pertaining to the Company or its Subsidiaries;

(xxi)	undertaking any related party transaction with the Purchaser (provided that in the event the default in payment of any Additional Purchase Price by the Purchaser continues for a period beyond 18 (eighteen) months from the Initial Closing Date, then all related party transactions shall fall under the ambit of reserved matters under this Part C ; and

(xxii)	any agreement to do any of the above.

2.18	Manner of Giving Consents

Any consent required including under Clause 2.17 shall be deemed to have been given only when the Seller and the Seller Directors or the Purchaser and Purchaser Directors, as the case may be, have specifically in writing granted such consent notwithstanding the results of voting at any meeting.

2.19	Chief Executive Officer

Chief Executive Officer: In addition to holding a Board seat, Mr. Shibasish Sarkar shall also be the Chief Executive Officer (“CEO”) of the Company and he shall be responsible and liable for managing the day-to-day management and affairs of the Company. For taking any decisions pertaining to Reserved Matters listed under Clause 2.17, the CEO shall be required to obtain the written consent of the Seller and the Purchaser.

3.	SHAREHOLDERS MEETINGS

3.1	General Meetings

An annual general meeting of the Shareholders of the Company shall be held within 6 (six) months of the end of the financial year as provided under the Act. Subject to the foregoing, the Board, on its own, may convene an extraordinary general meeting of the Shareholders, whenever they deem appropriate.

3.2	Notices for General Meetings

At least 21 (twenty one) calendar days prior written notice of every annual general meeting of Shareholders shall be given to all Shareholders whose names appear on the register of members of the Company. A meeting of the Shareholders may be called by giving shorter notice with the written consent of such number of Shareholders as provided by the Act, and which shall include the consent of the Purchaser Director and the Seller.

3.3	Contents of Notice

The notice to Shareholders shall specify the place, date and time of the meeting. Every notice convening a meeting of the Shareholders shall set forth in full and sufficient detail the business to be transacted thereat, and no business shall be transacted at such meeting unless the same has been stated in the notice convening the meeting. All general meetings of the Company and its Subsidiaries shall be held at the registered office of the Company in India.

3.4	Quorum for General Meetings

The presence of an authorized representative of both the Seller and Purchaser, shall be necessary to form a quorum for a valid general meeting (including any adjourned meeting) unless such Shareholder provides written notice prior to commencement of any general meeting or adjourned meeting waiving the requirement of the presence of such authorized representative to constitute a valid quorum for a particular general meeting or adjourned meeting, as the case may be.

If a quorum is not present within 30 (thirty) minutes of the scheduled time for any Shareholders meeting or ceases to exist at any time during the meeting, then the meeting shall be adjourned, to the same day, place and time in the next succeeding week (it being understood that the agenda for such adjourned meeting shall remain unchanged) ("First Adjourned General Meeting”). If there is absence of quorum at the First Adjourned General Meeting, then the Shareholders present at such meeting (being at least 2 (two) in number) shall form the quorum provided that no agenda containing any Reserved Matter shall be discussed or voted upon at such First Adjourned Meeting.

3.5	Decision Making

For the purpose of clarity, all decisions pertaining to the operations and management of the Company shall be made at all times by the Board, save and except for only those specific matters where decisions of Shareholders are mandatorily required to be made under Applicable Laws.

Except as otherwise required by the relevant Applicable Laws, all decisions of the Shareholders of the Company shall be made by a simple majority of votes by poll wherein the voting rights of a Shareholder shall be proportionate to the relative percentage of the Fully Diluted Share Capital held by such Shareholder. Provided however, no decision shall be taken by the Shareholders of the Company at a general meeting of the Shareholders (including any adjourned general meeting), in respect of any of the matters mentioned in Clause 2.17 above, unless an affirmative vote of the Minority Shareholder has been taken in the manner as provided under this Agreement.

3.6	Minutes of Meetings

The chairman of the general meeting, the Board meeting and Committee meeting (as the case may be) (“Meeting Chairman”) shall circulate the draft minutes of general meeting, Board meetings to the Directors and minutes of the Committee meetings (as the case may be) to all the Shareholders, Board Members and the member of such Committees (as the case may be) within 15 (fifteen) days of the end of each relevant meeting for comments. The Meeting Chairman shall ensure that the comments received from all Shareholders, the Directors and Committee members (as the case may be) on the draft minutes are incorporated into the minutes (“Finalized Minutes”) and such Finalized Minutes shall be signed and recorded in the ‘minutes books’ of the Company.

3.7	Provisions to apply mutatis mutandis

Provisions relating to constitution, meetings and decisions of the Board and meetings and decisions of Shareholders as set out in Clauses 2 and 3 (including those pertaining to the constitution, notice, agenda, quorum, reserved matters, voting, and circular resolutions) shall apply mutatis mutandis to the board and general meetings of each of the Subsidiaries of the Company.

4.	STATUTORY AUDITOR

The Company shall appoint a reputed accounting firm, as the statutory auditor of the Company, which shall be mutually agreed upon by the Seller and Purchaser. Such statutory auditor shall not be removed without the prior written consent of the Purchaser and the Seller.

5.	INFORMATION RIGHTS AND INSPECTION RIGHTS

5.1	Information Rights: The Company and the Purchaser shall furnish to the Seller, the following information:

(a)	Quarterly performance reports and quarterly financial statements, 45 calendar days from the end of every quarter and audited annual consolidated financial statements of the Company within 90 (ninety) calendar days from the end of every financial year;

(b)	Annual budgets 30 (thirty) calendar days prior to start of each financial year and performance to budget reports of the Company along with the audited annual finance statements;

(c)	Financial statements and a report of key issues and variances to the budget and to the previous period;

(d)	Monthly income and expenditure statement within 15 (fifteen) calendar days from the end of each month;

(e)	Information along with copies of all legal proceedings or notices or claims (“Legal Proceedings”) received by or against the Company or any of its subsidiaries in respect of an amount exceeding INR 20,00,00,000 (Rupees twenty crores only) and in the event an amount is not quantifiable or available, all Legal Proceedings, within a period of 15 calendar days of receipt of such information by the Company;

(f)	All the minutes of the meetings of the Board, Shareholders and Committees of the Board and the information and documents tabled at such meetings, within 15 (fifteen) calendar days from the date of the minutes of such meeting being finalized; and

(g)	Any other information as may be reasonably required in writing by the Purchaser or the Seller.

5.2	Inspection Rights: For as long as the Purchaser or Seller owns any of the Company Shares, the Company shall allow such Party and its counsel, accountants and other consultants and representatives, upon providing prior written notice of at least 1 (one) Business Day (the “Requesting Party”), full access during normal business hours to all of its properties, books, contracts, commitments and records pertaining to the Company and will furnish to the Requesting Party such information concerning the affairs of the Company as such persons may reasonably request and will make available to the Requesting Party, any of the officers, directors, employees, counsel, accountants, or other consultants of the Company as the Requesting Party may reasonably request. The Requesting Party shall, on intimation to the Company during such time of inspection, have the right to interact directly with the Company’s auditors to discuss matters related to the Company, without the prior approval of the Company and the said auditors shall be free to share information and other inputs with the Requesting Party directly without the prior approval of the Company. The Requesting Party shall be responsible for handling all costs and expenses associated with these inspection rights.

6.	LOCK IN AND NON-DISPOSAL UNDERTAKING

6.1	Neither Party shall be entitled to transfer, sell or create any Encumbrance on all or any of the Company Shares held by it (“Sale of Shares”), except with the prior written consent of the other Party and/or other than as contemplated under the SPA. Provided however that the Purchaser shall be entitled to create any Encumbrance on the Company Shares held by it for availing financing or in the ordinary course of business of the Purchaser, to the extent permitted in accordance with Clause 2.17 – Part A (xi), Part B (xi) and Part C (xi).

6.2	Notwithstanding the provisions of Clause 6.1 above, the Seller shall be entitled to undertake the Sale of Shares in the event the Purchaser: (i) fails to purchase the Additional Company Shares (or any part thereof) for any reason whatsoever within the timelines stipulated in the SPA (including on account of delay or failure in obtaining any approval from any Authority), or (ii) breaches any of the Material Provisions.

6.3	Any Person acquiring Securities issued by the Company or in a transfer of Securities in accordance with the terms of this Agreement shall, be bound by the provisions of this Agreement and prior to such acquisition (unless already bound hereby), execute and deliver to the Company, a deed of adherence in the form laid down in Schedule 1.

7.	FURTHER ISSUE

7.1	Subject to Clause 2.17, any decision pertaining to the availing of further financing for the Company whether through increase in the share capital of the Company or through debt financing shall not be undertaken without the prior approval of the Board and in the manner as decided by the Board.

8.	ANTI-DILUTION RIGHTS

8.1	Subject to Clause 2.17, in the event the Company desires to issue any Shares (other than issuance of shares pursuant to an initial public offering of the shares of the Company, or pursuant to the implementation of any employee stock option plan of the Company) at a price lower than the Purchase Price paid by the Purchaser for Company Shares, then the Minority Shareholder at such time shall be issued such proportionate number of Shares of the Company to maintain its shareholding percentage in the Company immediately prior to such issuance of Shares, either free of cost or at the lowest price permitted under Applicable Law.

9.	CONFIDENTIAL INFORMATION

9.1	The Parties recognize that each of them may be given and has access to Confidential Information of the other Parties. The Parties undertake not to use any such Confidential Information, other than for purposes related to this Agreement and/or protecting their respective interests under this Agreement and/or in the Company without the prior written consent of the other Parties and shall use their best efforts to keep confidential and not disclose to any third party save and except on a ‘need-to-know’ basis any Confidential Information of the other Parties. The provisions of this Clause shall not apply to Confidential Information which;

a)	is or becomes part of the public domain without breach of this Agreement by a Party;

b)	is lawfully in the possession of a Party and subject to an existing agreement between the Parties (if any);
c)	is received from a third party who lawfully acquired such information without restriction, and without breach of this Agreement by a Party;
d)	is released pursuant to a binding court order or governmental regulation, provided that the Party delivers a copy of such order or action to the Company and co-operates with the Company if it elects to contest such disclosure;
e)	is required to be released or disclosed under Applicable Law, and/or
f)	is required to be disclosed by the Party to its Affiliates, Shareholders and investors, lenders, or utilization of information by the Party, for its own business purposes.

9.2	The provisions of this Clause shall survive the termination of this Agreement for a period of 3 (three) years.

10.	SOLE VEHICLE FOR BUSINESS

10.1	The Purchaser confirms and undertakes that for the duration of this Agreement, the Company Group shall be sole and exclusive vehicle for the purpose of the Purchaser and/or any of its Affiliates undertaking the Business.

11.	TERMINATION AND BREACH OF CONTRACT

11.1	Unless otherwise provided in this Agreement, this Agreement shall become effective from the Initial Closing and shall be terminated with respect to a Party upon such Party ceasing to hold any Shares in the Company.

11.2	Notwithstanding anything contained in this Agreement or the Additional Agreements:

11.2.1	In the event there is a breach by the Purchaser of any of the Material Provisions, then (a) the Seller shall have affirmative vote rights with respect to the matters under Part B of Clause 2.17 and (b) the Seller shall have an unfettered right to transfer, sell, dispose, and/or create Encumbrances on all or any of the Company Shares held by it;

11.2.2	In the event that the Purchaser defaults / fails: (i) to purchase the Additional Company Shares (or any part thereof), (ii) to make the infusion of primary investment or loan of USD 38,000,000 (thirty eight million Dollars) in the Company, (iii) to ensure that the Company repays the Existing Inter-Company Loans, in each case, in accordance with the time periods mentioned in the SPA (including Section 2.1), for any reason whatsoever (including on account of delay or failure in obtaining any approval from any Authority or non-fulfilment of any other condition mentioned in this Agreement and the Additional Agreements), the following consequences shall follow, without prejudice to the other rights and remedies of the Seller provided for under this Agreement and the Additional Agreements:

(a)	the Seller shall have the right to seek specific performance and in the event that such specific performance is not enforceable or available under any provision of the Applicable Law, the Purchaser shall be liable to pay Damages to the Seller on account of the default / breach committed by the Purchaser;

(b)	the Seller shall have an unfettered right to transfer, sell, dispose, and / or create Encumbrances on all or any of the Company Shares held by it;

(c)	the Seller shall have affirmative vote rights with respect to the matters under Part C of Clause 2.17;

(d)	if any default as stipulated under this Clause 11.2.2 has not been cured by the Purchaser within a period of 18 (eighteen) months of the Initial Closing Date, the Seller shall have the right to appoint majority of the directors on the Board of the Company upon completion of such 18 (eighteen) month period, provided that the Purchaser shall continue to have the right to nominate 1 (one) director or observer on the Board of the Company, as long as the Purchaser holds at least 10% of the total share capital of the Company as determined on a fully diluted basis, and further provided that if: (i) the Seller has transferred, sold, disposed of and/or created any liens on all (and not some) of the Company Shares held by it, and (ii) the Purchaser has completed the purchase of at least 75% of the Company Shares, the Board of the Company shall be reconstituted in a manner which reflects the inter se shareholding percentages of the stockholders of the Company, however, the transferee of the Seller’s transferred Company Shares shall continue to have the right to nominate 1 (one) director or observer on the Board of the Company, as long as such transferee holds at least 10% of the total share capital of the Company, and the Purchaser shall have affirmative vote rights with respect to all items listed under Part A of Clause 2.17 of this Agreement; and

(e)	if any default as stipulated under this Clause 11.2.2 has not been cured by the Purchaser within a period of 21 (twenty one) months of the Initial Closing Date and the Purchaser has not completed the purchase of at least 75% of the Company Shares, at the option of the Seller: (i) all the rights of the Purchaser under this Agreement and the Additional Agreements shall fall away and cease to exist, and (ii) all the liabilities, obligations, and responsibilities of the Seller under this Agreement and the Additional Agreements shall fall away and cease to exist, other than the right of the Purchaser to nominate 1 (one) director on the Board of the Company, as long as the Purchaser holds at least 10% of the total share capital of the Company as determined on a fully diluted basis. It being clarified that, in such cases, if the Seller has transferred, sold, or disposed of all (and not some) of the Company Shares, the transferee of the Seller’s transferred Company Shares and the Purchaser shall mutually discuss and agree on the affirmative vote rights which may be available to the Purchaser with respect to the items listed under Part A of Clause 2.17 of this Agreement.

11.3	In the event that either Party is in breach of this Agreement or commits any fraud, misconduct, misappropriation, mismanagement of funds or finances or assets of the Company through any action, inaction or negligence then the Party committing such default shall be perceived as the “Defaulting Party(ies)” and each of the above defaults shall be treated as an “Event of Default”, and the non-defaulting Party, without prejudice to its other rights and remedies provided for specifically under this Agreement, shall have the right to seek specific performance and in the event that such specific performance is not enforceable or available under any provision of law, shall seek Damages on account of the breach committed by the Defaulting Party.

11.4	The exercise of the remedies under this Clause is in addition to and shall not, in any way, affect or prejudice any other right or remedy accrued to the Purchaser or the Seller under the other provisions of this Agreement or under Applicable Law.

12.	INDEMNIFICATION

12.1	In the event the Seller or the Purchaser commits any breach of the terms and conditions of this Agreement, then the Party in breach agrees to pay Damages to and shall indemnify and hold harmless, the non-breaching Party, its nominees on the Board, Alternate Directors or observers and their respective successors, officers, directors, shareholders, employees, agents, trustees, advisors, lenders and representatives (jointly, the “Indemnified Party”) against and in respect of any direct Damages, losses, liabilities, obligations, costs and expenses (including attorneys’ fees) that the Indemnified Party may suffer or incur arising out of or in connection with such breach and any connected actions, suits, proceedings, claims, demands, assessments, judgements, costs and expenses (including, legal fees and expenses, incidental to any of the foregoing or incurred in investigating or attempting to avoid the same or to oppose the imposition thereof, or in enforcing any such indemnity).

12.2	The Indemnified Party shall be entitled, in their absolute discretion, to take such action as they may deem necessary to avoid, dispute, deny, resist, appeal, compromise or contest or settle any claim (including without limitation, making claims or counterclaims against third parties) made against the Indemnified Party pursuant to terms of this Agreement.

12.3	The right to indemnity as stipulated under Clause 12.1 above shall not prejudice any other provisions of this Agreement and/or any other right or remedy available to the Indemnified Party under this Agreement or under Applicable Law.

12.4	Notwithstanding anything contained in this Agreement or the Additional Agreements, in no event shall Seller or any of its Affiliates, or their successors, officers, directors, shareholders, employees, agents, trustees, advisers, lenders or representatives be liable or responsible in any manner whatsoever for any inaccuracy or breach of the representations and warranties, covenants, and obligations of the Company.

13.	NOTICES

13.1	Any notice hereunder shall be sent in writing, addressed as specified below, and shall be deemed given: (a) if by hand, electronic mail or nationally recognized overnight courier service, by 5:00 PM Indian Time on a Business Day, addressee’s day and time, on the date of delivery, and if delivered after 5:00 PM Indian Time, on the first Business Day after such delivery; (b) if by email, on the date of transmission with affirmative confirmation of receipt; or (c) three (3) Business Days after mailing by prepaid certified or registered mail, return receipt requested. Notices shall be addressed to the respective parties as follows (excluding telephone numbers, which are for convenience only), or to such other address as a party shall specify to the others in accordance with these notice provisions:

if to Seller, to:

Risee Entertainment Holdings Private Limited

502, Plot No. 91/94, Prabhat Colony,

Santacruz (East), Mumbai MH 400 055

India

Attn: Mr. Gautam Jain

E-mail: gautam.jain@unlimit.co.in

if to the Company, to:

Reliance Entertainment Studios Private Limited

8th Floor, 801/802, Lotus Grandeur, Veera Desai Road

Ext Oshiwara, Andheri West Mumbai, MH- 400053

if to Purchaser:

International Media Acquisition Corp.
1604 US Highway 130

North Brunswick, NJ 08902
Attn: Mr. Shibasish Sarkar, Chief Executive Officer
E-mail: shibasish@imac.org.in

with a copy (which shall not constitute notice) to:

Loeb & Loeb LLP
345 Park Ave
New York, NY 10154
Attn: Mr. Mitchell S. Nussbaum
E-mail: mnussbaum@loeb.com

14.	DISPUTE RESOLUTION AND GOVERNING LAW

14.1	Any and all disputes, controversies and claims (other than applications for a temporary restraining order, preliminary injunction, permanent injunction or other equitable relief or application for enforcement of a resolution under this Clause 14.1), arising out of, related to, or in connection with this Agreement or the transactions contemplated hereby or thereby (a “Dispute”) shall be governed by this Clause 14.1. A party must, in the first instance, provide written notice of any Disputes to the other parties subject to such Dispute, which notice must provide a reasonably detailed description of the matters subject to the Dispute. The parties involved in such Dispute shall seek to resolve the Dispute on an amicable basis within ten (10) Business Days of the notice of such Dispute being received by such other parties subject to such Dispute (the “Resolution Period”); provided, that if any Dispute would reasonably be expected to have become moot or otherwise irrelevant if not decided within sixty (60) days after the occurrence of such Dispute, then there shall be no Resolution Period with respect to such Dispute. Any Dispute that is not resolved during the Resolution Period may immediately be referred the International Chamber of Commerce and finally settled under the Rules of Arbitration of the International Chamber of Commerce (the “Rules”) by a panel of three arbitrators appointed in accordance with the said Rules, with the Seller on the one hand nominating one arbitrator and the Purchaser on the other hand nominating the second arbitrator, and both such arbitrators shall appoint the third arbitrator. If any such dispute is submitted to arbitration: (i) the Emergency Arbitrator Provisions (as such term is defined in the Rules) shall not apply, (ii) the seat and venue of arbitration shall be London, England and the language of the arbitration shall be English, and (iii) the award issued by the arbitration tribunal shall be final and binding upon the parties. All proceedings of such arbitration including arguments, applicable documents on record, pleadings shall be confidential.

14.2	This Agreement shall be governed under the laws of India.

15.	DEADLOCK RESOLUTION

15.1	A deadlock ("Deadlock”) shall be considered to have occurred in the event that there is a disagreement between the Purchaser and the Seller solely on any one or more of the matters listed under Clause 2.17, and such matters have been considered in at least three Board and/or Shareholders’ general meetings and still remains unresolved (including the inability to reach such consensus between the Purchaser and Seller due to lack of quorum at any such Board or Shareholder meetings).

15.2	Upon the occurrence of a Deadlock, the matter shall be referred to the chief executive officers of both the Purchaser and the Seller ("Shareholder CEOs”). The Shareholder CEOs shall seek to resolve the dispute through mutual discussion over a period of 60 (sixty) days, through one or more meetings and may also enlist the assistance and advisory services of external advisors to the extent deemed appropriate by the Shareholder CEOs. Any decision reached by the Shareholder CEOs in this process shall be final and binding between the Parties and shall be implemented by the Parties.

15.3	In the event that the Deadlock remains unresolved between the Shareholder CEOs even after such 60 (sixty) day period, the matter shall be referred to the dispute resolution process envisaged under Clause 14 for resolution thereunder.

16.	GENERAL PROVISIONS

16.1	Entire Agreement: This Agreement (together with any annexures, appendices or schedules that may be attached hereto and forming an integral part hereof), along with the Additional Agreements, constitute the full and entire understanding and agreement among the Parties with regard to the subject matters hereof and thereof which, for the avoidance of doubt, supersedes and replaces any pre-existing investment or shareholder agreements relating to the Company or its share capital among or between the Parties, Company and the Seller (as the case may be).

16.2	Waiver: If at any time any Party shall waive its rights accruing to it, due to breach of any of the provisions of this Agreement, such waiver shall not be construed as constituting waiver of other breaches of the same kind or other provisions of this Agreement. None of the terms of this Agreement shall be deemed to have been waived or altered, unless such waiver or alteration is in writing and is signed by all the Parties.

16.3	Severability: In the event that any one or more of the provisions contained in this Agreement shall be invalid, illegal or unenforceable in any respect under any Applicable Law, the validity, legality and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired thereby and the Parties agree to renegotiate such provisions in good faith. In the event the Parties cannot renegotiate such provisions, then:

(a)	such provisions shall be excluded from the Agreement;
(b)	the remainder of the Agreement shall be interpreted as if the provisions were so excluded; and
(c)	the remainder of the Agreement shall be enforced in accordance with its terms.

16.4	Binding Effect: All covenants, agreements, representations, warranties and undertakings contained in this Agreement by and on behalf of any of the Parties hereto shall bind and inure to the benefit of the respective successors and assigns of the Parties hereto, whether so expressed or not. This Agreement shall inure to the benefit of and be binding upon the Parties, their successors and permitted assigns, but shall not be assigned by any Party without the prior written consent of the other Parties.

16.5	Further Assurance: At any time and from time to time after the date hereof, each Party will execute and deliver such other documents and instruments as may be reasonably deemed necessary in order to more effectively perform and complete the transactions and undertakings contemplated hereunder.

16.6	Amendments: No amendment, modification or restatement of this Agreement and/or any of its Schedules shall be effective unless such amendment, modification or restatement is made in writing and signed by each of the Parties.

16.7	Sections: If any provisions of the Memorandum or the Articles (as amended from time to time) conflict with any of the provisions of this Agreement, the provisions of this Agreement shall prevail and the Parties shall, whenever necessary, exercise all voting and other rights and powers available to them to procure the amendment of the Articles of Association to the extent necessary to permit the Company and its affairs to be carried out as provided in this Agreement.

16.8	Survival after Termination: The termination of this Agreement shall be without prejudice to any claim or rights of action previously accrued to any Party hereto against the other Party. The provisions of this Agreement which are meant to survive the termination hereof, including but not limited to the obligations under clauses relating to Confidential Information, dispute resolution and governing law shall survive the termination of this Agreement or any part thereof.

16.9	Relationship between the Parties: Nothing in this Agreement (or any of the arrangements contemplated by it) shall be deemed to constitute a partnership between the Parties, nor, except as may be expressly set out in it, constitute any Party as the agent of another Party for any purpose, or entitle any party to commit or bind another Party in any manner. The Parties have executed this Agreement on the basis of an independent contractor relationship.

16.10	Publicity: Neither Party shall disclose details of the Acquisition under this Agreement or any of the Additional Agreements in any advertisement, press release, professional or trade publication or in any other manner without the prior written consent of the other Party, other than any disclosures required to be made by the Purchaser in its capacity as a company listed on the NASDAQ or as otherwise required by either Party to be made under Applicable Law, including, but not limited to, those promulgated by the Securities and Exchange Commission.

16.11	Expenses: The expenses incurred by each Party in relation to the negotiation and execution of this Agreement and the transactions hereunder shall be borne by the respective Party.

SCHEDULE 1

DEED OF ADHERENCE

THIS DEED OF ADHERENCE (this “Deed”) is made on [●]:

BY:

[Name of New Shareholder], a [description of New Shareholder] and having its [registered office/permanent address] at [registered office/permanent address of New Shareholder] (hereinafter referred to as the “New Shareholder”, which expression shall, unless repugnant to the context or meaning thereof, be deemed to mean and include its successors and permitted assigns);

IN FAVOUR OF:

[Name of Continuing Shareholder], a [description of Continuing Shareholder] and having its [registered office/permanent address] at [registered office/permanent address of Continuing Shareholder] (hereinafter referred to as the “Continuing Shareholder”, which expression shall, unless repugnant to the context or meaning thereof, be deemed to mean and include its successors and permitted assigns);1

CONFIRMED BY:

[Name of Original Shareholder], a [description of Original Shareholder] and having its [registered office/permanent address] at [registered office/permanent address of Original Shareholder] (hereinafter referred to as the “Original Shareholder”, which expression shall, unless repugnant to the context or meaning thereof, be deemed to mean and include its successors and permitted assigns);

AND

RELIANCE ENTERTAINMENT STUDIOS PRIVATE LIMITED a private limited company incorporated under the laws of India, bearing corporate identity number U22300MH2019PTC321407 and having its registered office at 8th Floor , 801/802 Lotus Grandeur, Veera Desai Road Extension, Oshiwara, Andheri West Mumbai, Mumbai City, Maharashtra - 400053, India (hereinafter referred to as “Company”, which expression shall, unless repugnant to the context or meaning thereof, be deemed to mean and include its successors and permitted assigns).

1 To be repeated if there is more than one Continuing Shareholder.

WHEREAS:

(A)	The Original Shareholder, the Continuing Shareholder and the Company are parties to a Shareholders’ Agreement dated [●] (“SHA”) and the Stock Purchase Agreement dated [•] (“SPA”). The SHA and the SPA are collectively referred to as the “Agreements”.

(B)	The New Shareholder proposes to purchase [●] Shares of the Company, constituting [●]% of the Fully Diluted Share Capital, from the Original Shareholder (the “Sale Shares”).

(C)	This Deed is made by the New Shareholder in compliance with the Agreements.

NOW THIS DEED WITNESSES as follows:

1.	In this Deed, capitalized terms used herein but not defined, shall have the same meaning ascribed to them under the Agreements.

2.	The New Shareholder hereby confirms that it has been supplied with a copy of the Agreements.

3.	The New Shareholder shall purchase from the Original Shareholder the Sale Shares for an aggregate purchase consideration of [Insert the Purchase Consideration] and agrees to hold the Sale Shares subject to the terms of the Agreements and the Articles of the Company.

4.	The New Shareholder undertakes to the Continuing Shareholder to be bound by the Agreements in all respects as if the New Shareholder was a party to the Agreements and named in it as a Shareholder and to observe and perform all the provisions and obligations of the Agreements applicable to or binding on a Shareholder under the Agreements insofar as they fall to be observed or performed on or after the date of executing this Deed.

5.	The Continuing Shareholder undertakes to the New Shareholder to observe and perform all the provisions and obligations of the Agreements applicable to or binding on a Shareholder under the Agreements and further the Continuing Shareholder and the Company acknowledge and confirm that the New Shareholder shall be entitled to the rights and benefits of the Agreements as if the New Shareholder were named in the Agreements in place of the Original Shareholder with effect from the date of executing this Deed.

6.	This Deed is entered into for the benefit of: (a) the parties to the Agreements; and (b) every other Person who after the Execution Date (and whether before or after the execution of this Deed) assumes any rights or obligations under the Agreements.

7.	The address of the New Shareholder for the purposes of Clause 13 (Notices) of the SHA is as follows:

Name	:	[●]

Address	:	[●]

Email	:	[●]

Attention	:	[●]

8.	This Deed may be executed in any number of counterparts, all of which taken together shall constitute one and the same deed and any party may enter into this Deed by executing a counterpart.

9.	Governing Law and Dispute Resolution: This Deed shall be governed by and construed in accordance with the laws of India. The provisions of Clause 14 (Dispute Resolution and Governing Law) of the SHA shall be deemed to stand incorporated in this Deed.

IN WITNESS WHEREOF, this Deed of Adherence has been executed as a deed on the date mentioned hereinabove:

For [Name of New Shareholder]

Name of the Authorized Representative: [●]

Designation: [●]

Place: [●]

For [Name of Continuing Shareholder]

Name of the Authorized Representative: [●]

Designation: [●]

Place: [●]

For [Name of Original Shareholder]

Name of the Authorized Representative: [●]

Designation: [●]

Place: [●]

For RELIANCE ENTERTAINMENT STUDIOS PRIVATE LIMITED

Name of the Authorized Representative: [●]

Designation: [●]

Place: [●]

[Signature Page to follow]

IN WITNESS WHEREOF the Parties hereto have executed this Agreement on the date and the year first hereinabove written.

FOR THE PURCHASER:

INTERNATIONAL MEDIA ACQUISITION CORP.

By:	/s/ Shibasish Sarkar
Name: Shibasish Sarkar
Title: Chief Executive Officer

FOR THE SELLER:

RISEE ENTERTAINMENT HOLDINGS PRIVATE LIMITED

By:	/s/ Ajay Mittal
Name: A.N. Sethuraman / Ajay Mittal
Title: Authorised Signatory

FOR THE COMPANY:

RELIANCE ENTERTAINMENT STUDIOS PRIVATE LIMITED

By:	/s/ Paras Jani
Name: Paras Jani
Title: Authorised Signatory